Exhibit 99.1

TURBOSONIC TECHNOLOGIES PRESENTS FOURTH QUARTER OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
October 1, 2009

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, presents the following operating results for its fourth quarter and full year for the fiscal year ended June 30, 2009:

	Three Months Ended		Twelve Months Ended
	06/30/2009	06/30/2008	06/30/2009	06/30/2008
	US Dollars
Total Revenues	$7,855,038	$5,686,314	$25,405,475	$14,268,284
Income (Loss) before Provision for (Recovery of) Income Taxes	$750,383	$346,930	$2,185,143	$(977,968)
Net Income (Loss)	$619,584	$206,823	$1,555,905	$(662,994)
Basic Earnings (Loss) per Share	$0.04	$0.01	$0.10	$(0.04)
Weighted Average Number of Shares Outstanding	15,130,054	15,130,054	15,130,054	15,130,054

Edward Spink, TurboSonic CEO, commented, "Subsequent to our release on September 24, 2009 of our operating results for our fiscal year ended June 30, 2009, we have received numerous requests from stockholders and the investment community for our fourth quarter results and to discuss TurboSonic's strong growth within the context of the recessionary economic climate so that it is more fully understood.

Our fourth quarter results have improved considerably over those from fiscal 2008: revenue increased to $7,855,038 from $5,686,314 in fiscal 2008, net income before taxes of $750,383 was recorded, up $403,453 from $346,930 in fiscal 2008, while our backlog has improved from $5.7 million entering 2009 to $10.2 million entering our 2010 fiscal year.

Highlights of the 2009 fiscal year include two successes related to the reduction of greenhouse gas emissions; the first for the supply of SonicKleen™ WESP technology for a European carbon sequestration project and the second for the introduction of Catalytic Gas Treatment (CGT)™, a new patented technology to which TurboSonic has exclusive worldwide marketing rights. CGT destroys volatile organic compounds (VOCs) such as formaldehyde from industrial air emissions, eliminating dependence on natural gas combustion in thermal oxidizers, the traditional approach to VOC control. CGT also eliminates CO2 and nitrogen oxides generated by the combustion of natural gas.

The CGT technology offers an opportunity for a return on investment from the savings to the user on natural gas and we believe projects will qualify for carbon credits under proposed cap-and-trade legislation. In one example of a CGT application, we can create a 34,000 ton per year reduction in carbon dioxide emissions, which at $10 to $30/ton provides a glimpse of the importance of this new technology. According to the McIlvaine Company, a recognized independent market-consulting firm, the worldwide market for thermal oxidizers represents 40% of the total market for VOC abatement equipment, which was estimated in 2008 to be $4.25 billion annually. We believe that CGT technology can capture a significant portion of this market.

www.turbosonic.com

We have also penetrated new markets with contracts for control of nitrogen oxides from cement and wood panel production, as well as contracts for particulate control technologies for oil refineries.

We completed ISO 9001 certification for our Quality Management system, highlighting our commitments to product excellence and customer satisfaction and qualifying us for larger international projects.

TurboSonic’s intellectual property continues to grow with a new patent granted and five new patent applications filed in fiscal 2009 for a total of 35 patents granted and applied for to date. Two new marketing agreements have been signed further expanding TurboSonic's technology base and market opportunities.

On the strength of our company’s accomplishments, TurboSonic is pursuing an aggressive plan for growth. While the exact timing of legislation and its effect on our short-term business is a variable, our addition of new technologies, growth and penetration of core technologies, geographic expansion and the worldwide push for a clean environment and greener world are aligning to drive TurboSonic’s long-term plans for growth."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.	TurboSonic Inc. Italian Branch
550 Parkside Drive	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate, Milano, 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com